As filed with the Securities and Exchange Commission on August 6, 2012

Registration No. 333-175431

Registration No. 333-165664

Registration No. 333-140041

Registration No. 333-63580

Registration No. 333-133258

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175431

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-165664

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-140041

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-63580

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133258

UNDER

THE SECURITIES ACT OF 1933

WORLD HEART CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2247240
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4750 Wiley Post Way, Suite 120

Salt Lake City, Utah 84116

(801) 355-6255

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

World Heart Corporation 2006 Equity Incentive Plan

(formerly known as the World Heart Corporation Employee Stock Option Plan),

as amended

(Full titles of the Plans)

Lawrence J. Knopf, Esq.

World Heart Corporation

c/o HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, Massachusetts 01701

(508) 739-0950

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert M. Katz, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of World Heart Corporation, a Delaware corporation (“World Heart” or the “Company”) on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”):

•

Registration Statement No. 333-175431, registering 750,000 shares of the Company’s common stock, par value $0.001, under the World Heart Corporation 2006 Equity Incentive Plan (formerly known as the World Heart Corporation Employee Stock Option Plan), as amended (the “Equity Incentive Plan”);

•	Registration Statement No. 333-165664, registering 700,000 shares of the Company’s common stock, par value $0.001, under the Equity Incentive Plan;

•	Registration Statement No. 333-140041, registering 5,000,000 shares of the Company’s common stock, no par value, under the Equity Incentive Plan;

•	Registration Statement No. 333-133258, registering 9,757,905 shares of Company’s common stock, no par value, under the Equity Incentive Plan; and

•	Registration Statement No. 333-63580, registering 2,320,000 shares of Company’s common stock, no par value, under the Equity Incentive Plan.

On August 2, 2012, the Company completed its merger (the “Merger”) with Ocean Acquisition Holding Inc., a Delaware corporation (“Merger Sub”), an indirect wholly owned subsidiary of HeartWare International, Inc., a Delaware corporation (“HeartWare”). The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization, dated as of March 29, 2012, entered into among World Heart, Merger Sub and HeartWare (the “Merger Agreement”). The Merger Agreement was adopted by the Company’s stockholders at a special meeting of the Company’s stockholders held on August 2, 2012, as described on Form 8-K filed with the Securities Exchange Commission on August 2, 2012. The Merger became effective after the close of business on August 2, 2012 (the “Effective Time”), pursuant to the Certificate of Merger that was filed with the Secretary of State of the State of Delaware on that date. In the Merger, Merger Sub merged with and into the Company and the Company continued as the surviving corporation and as an indirect wholly owned subsidiary of HeartWare.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, State of Massachusetts, on August 6, 2012.

WORLD HEART CORPORATION

By:	/s/ Douglas Godshall
Name:	Douglas Godshall
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Godshall	President and Chief Executive Officer and Director	August 6, 2012
Douglas Godshall

/s/ Peter McAree	Vice President and Chief Financial Officer	August 6, 2012
Peter McAree

/s/ Lawrence Knopf	Vice President and Secretary and Director	August 6, 2012
Lawrence Knopf